Exhibit 99.1

EMRISE
NEWS	CORPORATION

2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
(408) 573-2705	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE CORPORATION NEW TRADING SYMBOL WILL BE EMRI

DURHAM, NC — February 22, 2011 — EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, announced that it was notified by FINRA today that the Company’s common stock will begin trading on the OTC Bulletin Board (OTCBB), a nationally recognized electronic trading market, under the trading symbol EMRI at the open of the market on Wednesday, February 23, 2011.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said trading of the Company’s common stock on the OTCBB follows the Company’s recently announced voluntary delisting from NYSE Arca, which will be effective at the close of the market today, and FINRA’s approval of the Form 211 application filed by a market maker.

To provide improved transparency and visibility into the trading activity of EMRISE common stock, the Company directs its stockholders and interested investors to www.otcmarkets.com where they can access real time quotes and market trading activity on EMRISE stock, including real time Level II quotes from various market makers.

“The financial and operational strength of the Company has improved dramatically over the last several months, and we see improving prospects for business in 2011, due in part to indications of increasing growth in some of our key markets,” Oliva said.  “Our order rates have recently been better than ever as demonstrated by the nearly $8 million in orders announced in December and January, and we entered 2011 with a record backlog from continuing operations.  Due to the long delivery lead times of many of our custom-built products, we expect our growing backlog will drive meaningful increases in revenue and profitability in the latter half of 2011.”

He also noted that the Company believes the successful execution of its plans to grow revenue and profits organically and through strategic mergers and acquisitions will have a positive impact on the trading liquidity of its shares and increase stockholder value.  “Long term, our strategic objectives also call for the future listing of EMRISE common stock on a national exchange,” Oliva added.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity (IFE&C) systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France.  For more information, go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including the anticipated improved trading liquidity of the Company’s common stock and increase in stockholder value; the ability to obtain a listing for the Company’s common stock on a national exchange; the ability to successfully execute the Company’s plans to grow organically and through strategic merger and acquisition transactions; the ability to grow the Company and build stockholder value;  the improving prospects for business in 2011; the expectation of increases in growth in some of the Company’s key markets; and the expectation that its growing backlog will drive meaningful increases in revenue and profitability in the latter half of 2011 are forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements.  The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

# # # #